Exhibit 99.1


                                EVALUATION REPORT

                             TELLURIC GOLD PROPERTY

                          Tenure No's: 518818 , 518828

                             British Columbia Canada

                              Latitude: 50(0) 09' N
                             Longitude: 120(0) 43' W
                                   NTS: 92 P 2

                                       For

                              MADRONA VENTURES INC.

                                       By

                             Andre M. Pauwels, P.Geo

                                  May 11, 2006

1 TABLE OF CONTENTS


1 Table of Contents............................................................1
2.0  Summary...................................................................2
3.0  Introduction and Terms of Reference.......................................2
4.0  Property Description and Location.........................................2
5.0  Accessibility, Climate, Local Resources, Infrastructure and Physiography..3
6.0  Property History..........................................................6
7.0  Regional and Area Geology.................................................6
8.0  Interpretation and Conclusions............................................8
9.0  References and Literature................................................10
CERTIFICATE OF QUALIFICATIONS.................................................12

FIGURES

1    Location..................................................................3
2    Access Roads..............................................................4
3    Area Geology..............................................................7
4    Proposed Bark Sampling Grids.............................................10

TABLES

1    Claims....................................................................3
2    Budget....................................................................9

2.0 SUMMARY

The Telluric and Moon Gold showings claim occur in a well accessible part of southern British Columbia, Canada. The Telluric showing dates from the 1930's when a shaft and 40 m long underground drift were driven along a 1m wide shear zone with gold bearing quartz. The Moon showing is located 2km to the south. Prospecting in the past was unsuccessful to extend the vein/shear system beyond the 150 meter strike length indicated on surface, mainly because most of the area is covered with a thin mantle of glacial overburden. Attempts in 1987-89 to trace the zone with magnetics and VLF-EM techniques were unsuccessful; however no geochemical exploration techniques appear to have been applied in the past.

It is concluded that the claim is prospective for gold mineralization hosted in quartz veins. It is recommended to explore the immediate area of the two showings with systematic bark sampling, a technique that has the capability to detect mineralization through thin glacial overburden. If results warrant, sampling is to be followed by a program of trenching.

Cost of sampling the Telluric showing is estimated at US $ 7,000 and at US $ 5,500 for the Moon showing. If high gold is found in bark, then a campaign of trenching is recommended. The cost of trenching is estimated at US $17,000.

3.0 INTRODUCTION AND TERMS OF REFERENCE

The author, a registered member of the British Columbia Association of Professional Engineers and Geoscientists and independent of MADRONA VENTURES INC. was retained by the MADRONA VENTURES INC. to study all documentation of the TELLURIC Gold Prospect in South Central British Columbia, Canada and to recommend an exploration program if warranted. The author examined all available documentation about the property and recommends a multi stage exploration program to realize the potential of the property.

4.0 PROPERTY DESCRIPTION AND LOCATION

The Telluric Gold Prospect is located in South Central British Columbia, Canada, 60 km north-northwest of the City of Kamloops on NTS Sheet 92P (Latitude: 51(0) 39' 12"N and Longitude: 122(0) 33' 10" W). The property consists of two Mineral

Cell Title Submissions (MCX) recorded as Mineral Claims on September 27, 2005 with Tenure record ID No 518818 and 5188828. The claims contain 40 cells with a total surface area of 993.17 Hectares (1099.22 acres). The claim and cells are listed in Table 1 below and their location illustrated on figures 1, 2 and 3 below.

                                                 Registered      Map                           Area
Tenure Number  Tenure Type     Claim name           Owner       Number      Good to Date        Ha
-------------  -----------     ----------           -----       ------      ------------        --
   518818        Mineral        GREENGOLD        A. Pauwels       92P       2006 AUG 08       506.85
   518828        Mineral         ENERGY1         A. Pauwels       92P       2006 AUG 08       486.32

Since January 2005 all mineral claims in British Columbia are acquired by an internet based map staking system, so location and title is secure and easily verifiable. The author verified titles at the website of the British Columbia Ministry of Energy and Mines (http://www.mtonline.gov.bc.ca/). The claim was staked by A. Pauwels on behalf of J. Lunshof on September 6, 2005. On March 15, 2006 Andre Pauwels, through a bill of sale, transferred his 100 % interest in the claims to J. Lunshof. On May 1, 2006, J. Lunshof in turn sold a 100% interest in the mineral claim to MADRONA VENTURES INC. All of the area of the mineral claims is unencumbered Crown Land.

The claims are in good standing until August 8, 2006. To keep the claim in good standing, assessment work, acceptable to the Minister of Energy and Mines, has to be performed before August 8, 2006 The requirement is $4.00 per hectare year for each of the first 3 years after September 2006 and $8 per hectare per year post September 2009. Assessment work has to be completed by a qualified person and registered before the expiry date of the claim. Cash can be paid in lieu of assessment work. In addition to the assessment work or cash in lieu, a yearly fee of $0.40 per hectare per year is required. Total costs to maintain the claims until August 8, 2007 are $4,469.95.

5.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY


The property is situated in South Central British Columbia; 60 km north-northwest of the City of Williams Lake (see figures 1 and 2 below). The property can be reached by road from Kamloops by following paved Highway 1 west to 8 km west of the Community of Savona and then north for 48 km along the Deadman River road to the Vidette Lake Resort. One km past the Vidette Lake Resort, a ranch road branching north, gives access to the B.C. Forest Service 3300 logging road. The property itself is along the 3800 road, a southerly branch of the 3300 road. Total driving distance from the Vidette Lake resort is
17.5 km.

The nearest community with some basic services is Savona, a town situated along the Trans-Canada Highway. The City of Kamloops is a regional population centre with many services and amenities for industrial, educational and leisure activities.



                    [MAP SHOWING THE TELLURIC GOLD LOCATION]





The property is situated on the Fraser plateau, an area with gentle relief, but incised by the Deadman River. Elevations on the property vary from 1180 to 1380 m above sea level. Vegetation consists mainly of lodge pole pine and douglas fir. The climate is characterised by hot and dry summers and cold but wetter winters. Most precipitation falls in the form of snow during the wintertime. Snow cover prevails from mid November until mid April.



              [MAP SHOWING THE TELLURIC GOLD PROJECT ACCESS ROADS]

6.0 PROPERTY HISTORY

The general area, as most of British Columbia, is covered by regional stream sediment surveys, systematic wide spaced aeromagnetic coverage and regional geological mapping. These data were generated by the Geological Survey of Canada and/or the BC Geological survey. From Historic records two gold showings are known on the property: Telluric and Moon. The Telluric gold showing was discovered in the early thirties and was described in some detail by a B.C. government agent in 1936 (J. Stevenson, 1936). Work at that time, consisting of a 15 m deep shaft and some drifting along a shearrzone with goldbearing quartz veins, was done by the same company that was mining at the Vidette Lake gold mine located 15 km to the west of Telluric. Production at Telluric, if any, can only have been very small considering the small volume of waste piles. Work on the property apparently ceased when the Vidette Gold mine closed in 1930's

In 1987-89 the Telluric property was owned by M. Dickens and exploration work consisted of prospecting (Dickens 1987) and a small VLF-EM and ground magnetic survey (Leishman 1989). Prospecting indicated that the area to the east of the shaft has some outcrop of mafic volcanic with indications of the vein/shear zone in old trenches. However no outcrop was found along the possible western extension of the vein/shearzone. The VLF/magnetic survey was centred on the shaft but no conductivity or magnetic signature was found to be associated with the shear zone.

Very little documentation is available on the Moon gold showing, located 2km south of the Telluric showing. The only report is a mention in 1936 (J. Stevenson, 1936) of a small sample of quartz from a blast pit that assayed 0.02 oz/t Au.

7.0 REGIONAL AND AREA GEOLOGY

The main geological information for the area is mapping on a 1/250,000 scale by the Geological Survey of Canada (Campbell 1971). These geological data are reproduced, in slightly mdified form, on the BC Geological survey's website:
(http://www.em.gov.bc.ca/Mining/Geolsurv/MapPlace/) and it is those data that are illustrated on figure 3 below.

The property is situated in the intermontane morpho-geological belt of South Central British Columbia. In general this belt, that runs parallel to the general north-westerly trend of the Cordillera through the whole length of British Columbia, is composed of volcanic and sedimentary rock ranging in age from Devonian to Recent and has early Mesozoic to early Tertiary granitic intrusions. Locally the oldest rocks are basaltic and andesitic rocks of the

Upper Triassic Nicola Group intruded by granodiorites of Triassic or Jurassic age and belonging to the Thuya Batholith. These Mesozoic rocks occur as erosional windows in a regionally persistent cover of Miocene to Pliocene continental Basalt flows



                    [MAP SHOWING TELLURIC GOLD AREA GEOLOGY]



and coarse continental sediments of the Chilcotin Group. The area has been subject to glaciation and glacial till mantles most of the older rock formations.

No detailed geological work has been done in the area apart from some prospecting in the immediate vicinity of the Telluric gold showing (Dickens
1987) and the description, dating from 1936, of a short drift and some test pits on the Telluric showing. At Telluric gold is found in a narrow quartz veins that occur within a 1 m wide shear zone in mafic volcanic rock that are attributed to the Upper Triassic Nicola Group. The workings consist of a 15 m deep shaft that gives access to a 7 m crosscut and a 40.2 meter long drift developed along the shear zone and vein. The shear zone and vein are reported to strike 65 to 70 degrees northeast and dip steeply to the northeast. The best value reported underground in 1936 in quartz was 0.3 oz/t Au over 8 inches. Surface pits indicate that the shear zone appears to be continuous over 150 m to the east-southeast of the Telluric shaft. Assays reported in 1936 from surface pits were 0.2 oz/t over 18 inches and 0.1 oz/t Au over 18 inches. Small amounts of sphalerite, chalcopyrite and tretrahedrite were also reported.

The area of the Moon showing also appears to be underlain by basic volcanic rocks and is generally lacking in outcrop.

8.0 INTERPRETATION AND CONCLUSIONS

The area of the claims is prospective for gold in quartz veins. Results to date indicate a 150 m long rather narrow shear zone with gold bearing quartz at the Telluric showing and a single indication of gold in quartz at the Moon showing, which is located 2 km south southwest of the Telluric showing. The shear and vein occur in metamorphic basic volcanic rocks. Past prospecting indicated that most of the area is covered by glacial drift. It was then noted that the area to the west of the Telluric showing was entirely drift covered. Limited VLF-EM and magnetic surveys were not found to be useful in tracing the shear zone with gold bearing quartz. No follow-up work has been reported on the Moon gold showing and no geochemical sampling has been reported on either showing.

It is concluded that the claims are prospective for gold in quartz veins. Exploration in the past has been hampered by the almost complete coverage of the area by glacial drift and by the lack of geophysical expression of the known gold mineralization. It is proposed to explore the area of the Telluric and Moon showings with geochemical methods. It is recommended to do detailed and systematic bark sampling in the area of the Telluric and Moon showings (see figure 4 below). Biogeochemical sampling has some potential to negate the effects of the glacial cover especially if the cover does not exceed more than a few meters. Specifically it is recommended to:

     1. Establish a grid over a 1000 by 500 m area and centred on the Telluric Shaft. Lines should be oriented N25E across the strike of the known Telluric vein, extend 250m to the NE and 250m to the southwest. Trees are to be sampled at 25 m intervals west of the shaft, where overburden prevails and at 50 m intervals east of the shaft where the shear zone/vein is intermittently exposed over 150 m of strike.
     2. Establish a grid over a 500 by 500m area around the Moon showing. Lines to be oriented north-south and spaced 100 meters apart. Trees to be sampled at 50 m intervals along lines.
     3. If positive results are found from the bark sampling, a program of trenching with a backhoe of all areas with high gold in bark is recommended

                                 TABLE 2 BUDGETS

1  SAMPLING TELLURIC                                             $         US $
Travel                    2 man days                            600
Bark sampling             Technician 3 days                     600
Establishing Grid         Geologist 1 day/technician 1 day      600
Analysis                  150 samples @ $25 each               3750
Sample transport                                                100
Food Lodging              5 man-days $75 per day                375
Truck rental/gas                                                400
Report/drafting                                                1500
                                                       TOTAL   7925        6952
2 SAMPLING MOON
Travel                    2 man days                            600
Bark sampling             Technician 1 days                     200
Establishing Grid         Geologist 1 day/technician 1 day      600
Analysis                  60samples @ $25 each                 3750
Sample transport                                                 50
Food Lodging              3 man-days $75/day                    225
Truck rental/gas                                                250
Report/drafting                                                 500
                                                       TOTAL   6175        5417
3  TRENCHING
Backhoe rental            5 days @ 600/day                     3000
Permitting                                                     4000
Mobe /Demobe                                                   3000
Supervision sampling      Geologist  5 days                    2500

Travel                    Geologist  2 days                    1000
Food and Lodging          5 days @ $75/day                      375
Truck rental /gas         7 days                                500
Report and drafting                                            1500
Analysis                                                       1500
Contingency                                                    2000
                                                       TOTAL  19375       16996
                                                                          29365

        [MAP SHOWING THE TELLURIC GOLD PROPERTY CLAIMS-ROADS-TOPOGRAPHY]






9.0 REFERENCES AND LITERATURE

1936  Stevenson, John S.                    Annual Report of the Minister of
                                            Mines (British Columbia) for 1936-
                                            Part F TELLURIC CAMP(Report 24),
                                            MOON GROUP (Report. 25)

1971  Campbell R. B., Tipper H. W.          Geology of Bonaparte Lake, British
                                            Columbia Map area, Geological Survey
                                            of Canada - Mem. 363  Map 1278A

1987  Dickens M.                            Prospecting report for the TUL#1-4
                                            Claims.  Assessment Report No16207

1989  Leishmann, D.                         Geophysical report on the Tuleric
                                            Claim for M. Dickens - Assessment
                                            report 19501

2006  http://www.em.gov.bc.ca/Mining/G      Regional/Geological map/Regional
      eolsurv/MapPlace/                     Geochemical data

2006  http://www.mtonline.gov.bc.ca/        Mineral tenure maps and Title
                                            information

2006  MINFILE                               TELLURIC, CURTIS   Min File No 92P
                                            089 at http://www.em.gov.bc.ca/
                                            Mining/Geolsurv/Minfile

2006 MINFILE                                MOON  Min File No 92P 092 at
                                            http://www.em.gov.bc.ca/Mining/
                                            Geolsurv/Minfile

Signed May11, 2006



-----------------------------
Andre M Pauwels, P. Geo

                          CERTIFICATE OF QUALIFICATIONS

                             ANDRE M. PAUWELS P.GEO
                              CONSULTING GEOLOGIST
                  4900 MARIPOSA COURT RICHMOND BC 604 240 8560


I,  Andre M.  Pauwels, P. Geo., do hereby  certify that:

     1. I am a Consulting Geologist and have an office at my residence at 4900, Mariposa Court in Richmond B.C., V7C 2J9, Canada and serve as a director of Dundarave Resources Inc. and Gold World Resources Inc. Both companies are listed on the TSX Venture Exchange and unrelated to MADRONA VENTURES INC.

     2. I graduated in 1970, from the State University of Ghent, Belgium with a B.Sc. Science, Geology.

     3.   I am  a  Professional  Geoscientist,  member  of  the  Association  of
          Professional   Engineers  and   Geoscientist   of  British   Columbia,
          registration number 20157, and in good standing since 1993

     4. I have practised Mineral Exploration continuously since September 1970 as a staff geologist for Union Miniere Explorations, Canada from 1970 to 1980, as a Senior Geologist for Bethlehem Copper Corp. in 1981 and as a Senior Geologist, later Exploration Manager, for Cominco Ltd from 1981 to 2001. I acquired experience in exploring for porphyry copper, gold, lead-zinc, uranium and diamond deposits and practiced my profession in Canada, USA, Chile, Argentina, Peru, Ecuador, Guyana, Suriname, Brazil, Thailand, Morocco, Saudi Arabia, Iran, Vanuatu and Indonesia.

     5. I am responsible for the preparation of all sections of the Evaluation Report entitled "Evaluation Report - Telluric Gold Property" and dated May 11, 2006 relating to the Telluric Gold Prospect.

     6. I have had no prior involvement with the Telluric Gold Prospect that is the subject of the Report.

     7. I am not aware of any material fact or material change, with respect to the subject matter of the Report, which is not reflected in the report, and of which the omission to disclose would make this Report misleading.

     8.   I am independent of MADRONA VENTURES INC.

     9. I consent to the filing of this Report with any stock exchange or other regulatory authority and any publication by them for regulatory purposes, including electronic publication in public company files on their websites accessible by the public, of the Report.

Dated this 11nd day of May, 2006





---------------------------
Andre M. Pauwels, P. Geo